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                                                                     EXHIBIT 3.1

                           THIRD AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 SITESMITH, INC.

         The undersigned, Marv Tseu and Jeffrey Y. Suto, hereby certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of SiteSmith, Inc., a Delaware corporation.

         2. The Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of Delaware under the name "SiteBrigade Inc." on September 8, 1999.

         3. The Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

         The name of this corporation is SiteSmith, Inc., (the "CORPORATION").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

                                   ARTICLE IV

         (A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the Corporation is authorized to issue is Seventy Million Five Hundred Thirty Nine Thousand One Hundred Ten (70,539,110) shares, each with a par value of $0.0001 per share. Fifty Million (50,000,000) shares shall be Common Stock and Twenty Million Five Hundred Thirty Nine Thousand One Hundred Ten (20,539,110) shares shall be Preferred Stock.


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         (B) RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The
Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "SERIES A PREFERRED STOCK" and shall consist of Seven Million Two Hundred Thousand (7,200,000) shares. The second series of Preferred Stock shall be designated "SERIES B PREFERRED STOCK" and shall consist of Eight Million Six Hundred Ten Thousand Six Hundred Eighty One Shares (8,610,681). The third series of Preferred Stock shall be designated "SERIES C PREFERRED Stock" and shall consist of Four Million Seven Hundred Twenty Eight Thousand Four Hundred Twenty Nine Shares (4,728,429). The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (together "Preferred Stock") are as set forth below in this Article IV(B).

                  1. DIVIDEND PROVISIONS. The holders of shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at a rate equal to eight percent (8%) multiplied by the "Series A Purchase Price" or "Series B Purchase Price" or "Series C Purchase Price," as the case may be, per annum on each outstanding share of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock, as the case may be, payable annually when, as and if declared by the Board of Directors. The "SERIES A PURCHASE PRICE" shall be $0.50 per share (as adjusted for stock splits, stock dividends, reclassification and the like.) The "SERIES B PURCHASE PRICE" shall be $2.38 per share (as adjusted for stock splits, stock dividends, reclassification and the like). The "SERIES C PURCHASE PRICE" shall be $5.65 per share (as adjusted for stock splits, stock dividends, reclassification and the like.) Such dividends shall not be cumulative. Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all outstanding shares of Series A Preferred Stock and Series B Preferred Stock or Series C Preferred Stock simultaneously. If the Corporation pays any dividends on the Common Stock, the Corporation shall at the same time pay a dividend to each share of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock equal to the amount of the dividend payable with respect to the Common Stock times the number of shares of Common Stock into which such share of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock, as the case may be, is then convertible.

                  Unless full dividends on the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock on a pari passu basis for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) shall be paid or declared, and no distribution shall be made, on any share of Common Stock. The Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock also shall receive any non-cash dividends declared by the Board in an amount equal to the amount of the dividend payable with respect to the Common Stock times the number of shares of Common Stock into which such share of


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Series A Preferred Stock or Series B Preferred Stock or Series C Preferred
Stock, as the case may be, is then convertible.

                  2. LIQUIDATION.

                     (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive on a pari passu basis with respect to such shares, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Purchase Price per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, and the Series B Purchase Price per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, and the Series C Purchase Price per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them, as the case may be, plus declared and unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence after the date hereof, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                     (b) REMAINING ASSETS. Upon the completion of the distribution required by Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

                     (c)  CERTAIN ACQUISITIONS.

                          (i)     DEEMED LIQUIDATION.  For purposes of this
Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property assets or business or merge into or consolidate with any other corporation or third party (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, PROVIDED that this Section 2(c)(i) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation.

                          (ii)    VALUATION OF CONSIDERATION.  In the event of
a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

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                                  (A)   Securities not subject to investment
letter or other similar restrictions on free marketability:

                                        (1)  If traded on a securities exchange
or The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing of the applicable transaction;

                                        (2)  If actively traded over-the-
counter, but not on the Nasdaq Stock Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing of the applicable transaction; and

                                        (3)  If there is no active public
market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                                  (B)   The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                          (iii)   NOTICE OF TRANSACTION.  The Corporation shall
give each holder of record of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                          (iv)    EFFECT OF NONCOMPLIANCE. In the event the
requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock and Series B Preferred Stock shall revert to and be the same as such rights,


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preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

                  3.       REDEMPTION.

                          (a)     REDEMPTION DATE AND PRICE.  At any time
after July __, 2005, but on a date within thirty (30) days after receipt by the Corporation of a written request (a "REDEMPTION ELECTION") from the holders of not less than a majority of the then outstanding Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock, voting together as a class, that the shares of such series be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock in two (2) equal annual installments beginning on the date that is 30 days following such receipt, and continuing thereafter on the next anniversary date (each a "REDEMPTION DATE"), whereupon all remaining Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock outstanding shall be redeemed. The Corporation shall effect such redemptions of Series A Preferred Stock by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to $0.50 per share (as adjusted for any stock dividends, combinations, reclassifications, splits or the like with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the "SERIES A REDEMPTION PRICE"). The Corporation shall effect such redemptions of Series B Preferred Stock by paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to $2.38 per share (as adjusted for any stock dividends, combinations, reclassifications, splits or the like with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the "SERIES B REDEMPTION PRICE"). The Corporation shall effect such redemptions of Series C Preferred Stock by paying in cash in exchange for the shares of Series C Preferred Stock to be redeemed a sum equal to $5.65 per share (as adjusted for any stock dividends, combinations, reclassifications, splits or the like with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the "SERIES C REDEMPTION PRICE", together with the Series A Redemption Price and Series B Redemption Price, the "Redemption Price"). At the Redemption Election, the Company shall also pay 10% of the Series A Redemption Price or the Series B Redemption Price or the Series C Redemption Price, as the case may be, to the holders of the Series A Preferred Stock or Series B Preferred Stock, as the case may be, for every full year a holder of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock has held such stock (the "REDEMPTION PREMIUM"). The total Redemption Price shall be equal to the number of shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock being redeemed on such Date multiplied by the Series A Redemption Price or the Series B Redemption Price or the Series C Redemption Price, as the case may be, plus the applicable Redemption Premium. No other capital stock of the Company is redeemable prior to the Series A Preferred Stock and the Series B Preferred Stock and the Series C Preferred Stock, without the prior written consent of holders of a majority of the Series A Preferred Stock and the Series B Preferred Stock and the Series C Preferred Stock, voting together as a class.

                          (b)     NUMBER OF SHARES.  The number of shares of
Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock that the Corporation shall be required under this Section 3 to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series A Preferred Stock

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and Series B Preferred Stock and Series C Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption effected pursuant to this Section 3 shall be made on a pro rata basis among the holders of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock based upon the total Redemption Price multiplied by the amount each holder's shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock bears to all outstanding shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock.

                          (c)     PROCEDURE.  Within fifteen (15) days following
its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is received) of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price and Redemption Premium, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). Except as provided in Section 3(d), on or after the Redemption Date, each holder of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (d)      EFFECT OF REDEMPTION; INSUFFICIENT FUNDS.
From and after the Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price and Redemption Premium, all rights of the holders of shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock so redeemed on such Redemption Date (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price multiplied by the amount each such holder's shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock bears to all outstanding shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock which are subject to redemption on such Redemption Date. The shares of

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Series A Preferred Stock and Series B Preferred Stock and Series C Preferred
Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which the Corporation has not so redeemed.

                  4. CONVERSION. The holders of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                          (a)     RIGHT TO CONVERT.  Subject to Section 4(c),
each share of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and ending at 5 p.m. California time on the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such series of Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into a number of shares of Common Stock computed by multiplying the number of shares to be converted by the original Purchase Price for the series of Preferred Stock being converted, and dividing the results by the applicable "Conversion Price" (as defined below) then in effect for such series. The initial Conversion Price per share of Series A Preferred Stock shall be $0.50; the initial Conversion Price per share of Series B Preferred Stock shall be $2.38; and the initial Conversion Price per share of Series C Preferred Stock shall be $5.65. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).

                          (b)     AUTOMATIC CONVERSION.  Each share of Series A
Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Price in effect for such share immediately (except as provided below in Section 4(c)) upon the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the public offering price of which is in excess of $11.30 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to the Corporation of Thirty-Five Million Dollars ($35,000,000), net of underwriting discounts and commissions.

                          (c)     MECHANICS OF CONVERSION.  Before any holder
of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock, or to the nominee or

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nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock shall not be deemed to have converted such Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock until immediately prior to the closing of such sale of securities.

                          (d)     CONVERSION PRICE ADJUSTMENTS OF PREFERRED
STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series A Preferred Stock and the Series B Preferred Stock and the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                                  (i)   ISSUANCE OF ADDITIONAL STOCK BELOW
PURCHASE PRICE . If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock were first issued (the "PURCHASE DATE" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

                                        (A)  ADJUSTMENT FORMULA.  Whenever the
Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock (the "OUTSTANDING COMMON") plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance of Additional Stock would purchase at such Conversion Price and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock so issued. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

                                        (B)  DEFINITION OF "ADDITIONAL STOCK".
For purposes of this Section 4(d)(i), "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E) by the Corporation after the Purchase Date) other than

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                                             (1) Common Stock issued pursuant
to a transaction described in Section 4(d)(ii) hereof,

                                             (2) Shares of Common Stock
issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation, at any time when the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the Corporation in connection with the termination of employment) does not exceed 18,500,000 shares,

                                             (3) Capital stock, or options or
warrants to purchase capital stock, issued to third party financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, the terms of which are approved by the Board of Directors so long as the aggregate number of shares issued, or subject to issuance upon conversion of warrants or options issued, pursuant to this paragraph (3) does not exceed 250,000 shares in the aggregate,

                                             (4) Shares of Common Stock or
Preferred Stock issuable upon exercise of warrants outstanding as of the date of this Amended and Restated Certificate of Incorporation, and

                                             (5) Shares of Common Stock issued
or issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock.

                                        (C)  NO FRACTIONAL ADJUSTMENTS.  No
adjustment of the Conversion Price for the Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                                        (D)  DETERMINATION OF CONSIDERATION.
In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                                        (E)  DEEMED ISSUANCES OF COMMON STOCK.
In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights

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to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):

                                             (1) The aggregate maximum number
of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                             (2) The aggregate maximum number
of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

                                        (3)  In the event of any change in
the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                        (4)  Upon the expiration of any
such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                        (5)  The number of shares of Common
Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either
Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

                                        (F)  NO INCREASED CONVERSION PRICE.
Notwithstanding any other provisions of this Section 4(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                  (ii)  STOCK SPLITS AND DIVIDENDS.  In the
event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

                                  (iii) REVERSE STOCK SPLITS.  If the number of
shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                                  (e)   OTHER DISTRIBUTIONS.  If the Corporation
shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shares are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                          (f)     RECAPITALIZATIONS.  If, at any time or from
time to time, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2), provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                          (g)     NO IMPAIRMENT.  The Corporation will not,
by amendment of its Certificate of Incorporation (except in accordance with Section 5 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock against impairment.

                          (h)     NO FRACTIONAL SHARES AND CERTIFICATE AS TO
ADJUSTMENTS.

                                  (i)   No fractional shares shall be issued
upon the conversion of any share or shares of the Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                  (ii)  Upon the occurrence of each adjustment
or readjustment of the Conversion Price of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A

Preferred Stock or Series B Preferred Stock or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

                          (i)     NOTICES OF RECORD DATE.  In the event of any
taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                          (j)     RESERVATION OF STOCK ISSUABLE UPON CONVERSION.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                          (k)     NOTICES.  Any notice required by the
provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                          (l)     PAYMENT OF TAXES.  The Company will pay all
taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

                  5. VOTING RIGHTS. Except for elections to the Board of Directors as prescribed in Article V below, the holder of each share of Series A Preferred Stock or Series B

Preferred Stock or Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  6.      PROTECTIVE PROVISIONS.

                          (a)     ALL CLASSES OF PREFERRED STOCK So long as any
shares of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock or Series C Preferred Stock, voting together as a class:

                          (i)     increase or decrease the total number of
authorized shares of Preferred Stock;

                          (ii)    declare or pay dividends or make any
distribution with respect to or on account of the Common Stock;

                          (iii)   alter or change the rights, preferences or
privileges of the shares of Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock so as to affect adversely the shares of such series;

                          (iv)    effect a transaction that would result in a
"taxable distribution" to the holders of Preferred Stock pursuant to Section 305 of the Internal Revenue Code of 1986, as amended; or

                          (v)     increase the size of the Board of Directors.

                          (b)     SERIES C CLASS VOTE.  So long as any shares
of Series C Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a class:

                          (i)     authorize or issue, or obligate itself to
issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series C Preferred Stock with respect to voting, dividends, conversion, redemption, or upon liquidation or otherwise;

                          (ii)    redeem, purchase or otherwise acquire (or pay
into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock which results in a payment to each holder of Series C Preferred Stock in an amount less than the Series C Purchase Price; PROVIDED, HOWEVER, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

                          (iii)   effect a transaction described in Section 2
(c)(i) above that results in a payment to each holder of Series C Preferred in an amount less than the Series C Purchase Price; or

                          (iv)    effect any modification or amendment of the
Corporation's Certificate of Incorporation that alters or changes the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares of such series.

                  7. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Preferred Stock shall be redeemed pursuant to Section 3 hereof, or converted pursuant to Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         (C)      COMMON STOCK.

                  1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

                  3. REDEMPTION. Subject to repurchase of Common Stock vesting over time as set forth in Article IV, Section (D)(i)(B)(2), the Common Stock is not redeemable.

                  4. VOTING RIGHTS. Subject to provisions in Article V regarding the Corporation's Board of Directors, each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                  5. PROTECTIVE PROVISION. The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Common Stock, voting as a separate class, effect a transaction described in Section 2(c)(i) of Article IV(B).

                                    ARTICLE V

         The Board of Directors of this Corporation shall consist of seven (7) members. Notwithstanding any other provision of this Certificate of Incorporation, each time the stockholders of the Corporation meet, or act by written consent in lieu of a meeting, for the purpose of electing directors, (a) the holders of the Series A Preferred Stock, voting separately as a class, shall be entitled to elect two (2) directors, (b) the holders of the Series B Preferred Stock, voting separately as a class, shall be entitled to elect one
(1) director, (c) the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) directors, and (d) the sixth and seventh members of the Board of Directors shall be elected by all stockholders voting together. Notwithstanding any provision to the contrary contained in the Corporation's Bylaws, the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions provided in the DGCL. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                   ARTICLE VI

         Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                   ARTICLE VII

         (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

         (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                                      * * *

         The foregoing Second Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         Executed at Menlo Park, California, on July 19, 2000.



                                  /s/ Marv Tseu
                                  Marv Tseu, President



                                  /s/ Jeffrey Y. Suto
                                  Jeffrey Y. Suto, Secretary